Exhibit 99.2

LOCK-UP AGREEMENT

                        , 2016

Miragen Therapeutics, Inc.

6200 Lookout Road #100

Boulder, CO  80301

Ladies and Gentlemen:

In connection with the proposed acquisition of Miragen Therapeutics, Inc. (“Miragen”) by Signal Genetics, Inc. (“Signal”) whereby Signal Merger Sub, Inc., a wholly-owned subsidiary of Signal, will merge with and into Miragen (the “Merger”), and in consideration of Miragen proceeding with the Merger as contemplated by the Agreement and Plan of Merger and Reorganization dated October 31, 2016 (the “Merger Agreement”), the receipt and sufficiency of such consideration being hereby acknowledged and accepted, and in order to induce Miragen to close the Merger, the undersigned (“Securityholder”), a holder of shares of Miragen Capital Stock, Miragen Options and/or Miragen Warrants (collectively, the “Miragen Securities”) who or that will receive shares of Signal’s Common Stock in exchange for his, her or its shares of Miragen Common Stock and/or upon exercise of Miragen Options and/or Miragen Warrants, as the case may be, hereby agrees with Miragen as follows:

1.            During the Lock-Up Period (as defined below), Securityholder shall not, directly or indirectly, without the prior written consent of Miragen (or, from and after the Effective Time,   Signal) and subject to the exceptions set forth in this Lock-up Agreement, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any (i) Miragen Securities or (ii) shares of Signal Common Stock or any securities convertible into, exchangeable for or that represent the right to receive shares of Signal Common Stock, in each case, whether now owned or hereinafter acquired, owned directly by Securityholder (including holding as a custodian) or with respect to which Securityholder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Locked-Up Securities”), or publicly disclose an intention to effect any such transaction, (b) effect any short sale or enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Encumbrance or by establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to) any Locked-Up Securities, or publicly disclose an intention to effect any such transaction, (c) take any action that would make any representation or warranty of Securityholder contained herein untrue or incorrect or have the effect of preventing or disabling Securityholder from performing Securityholder’s obligations under this Lock-Up Agreement or (d) make any demand for or exercise any right with respect to the registration of any Miragen Securities, any shares of Signal Common Stock or any security convertible into or exercisable or exchangeable for Signal Common Stock, in each case, other than (1) transfers of the Locked-Up Securities as a bona fide gift or gifts, (2) transfers or dispositions of the Locked-Up Securities to any trust for the direct or indirect benefit of Securityholder or the immediate family of Securityholder, (3) transfers or dispositions of the Locked-Up Securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Securityholder, (4) transfers of the Locked-Up Securities to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of Securityholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with Securityholder, (5) transfers that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (6) transfers or dispositions not involving a change in beneficial ownership and (7) if Securityholder is a trust, transfers or dispositions to any beneficiary of Securityholder or the estate of any such beneficiary; provided that in the case of any transfer or distribution pursuant to clauses (1)-(7), (x) each transferee, donee or distributee shall execute and deliver to Miragen a lock-up letter in substantially the form of this Lock-Up Agreement, (y) such transfer or distribution shall not involve a disposition of value and (z) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than (A) a filing at any time on a Form 5 or (B) a filing after the expiration of the Lock-Up Period on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A).   For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

2.            Furthermore, notwithstanding the restrictions imposed by this Lock-Up Agreement, Securityholder may, without the prior written consent of Miragen (or, from and after the Effective Time, Signal), (a) exercise an option (including a net or cashless exercise of an option to the extent permitted pursuant to the terms thereof) to purchase shares of Signal Common Stock, and transfer shares of Signal Common Stock to Signal to cover tax withholding obligations of Securityholder in connection with any such option exercise, provided that the underlying shares of Signal Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement, (b) exercise a Miragen Option (including a net or cashless exercise of a Miragen Option to the extent permitted pursuant to the terms thereof) to purchase shares of Miragen Common Stock, and transfer shares of Miragen Common Stock to Miragen to cover tax withholding obligations of Securityholder in connection with any such option exercise, provided that the underlying shares of Miragen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Signal Common Stock, provided that such plan does not provide for any transfers of Signal Common Stock during the Lock-Up Period, (d) transfer or dispose of shares of Signal Common Stock acquired on the open market following the Closing Date, (e) transfer or dispose of a number of shares of Signal Common Stock equal to the number of shares of Signal Common Stock received by Securityholder in the Merger as consideration for shares of Miragen Common Stock purchased by Securityholder in the Miragen Pre-Closing Financing, (f) transfer Locked-Up Securities to Miragen or Signal, as applicable, pursuant to arrangements under which Miragen or Signal, as applicable, has the option to repurchase such Locked-Up Securities or a right of first refusal with respect to transfers of such Locked-Up Securities, (g) convert shares of Miragen Preferred Stock into shares of Miragen Common Stock prior to or in connection with the consummation of the Merger, including pursuant to the Preferred Stock Conversion, provided that any such shares of Miragen Common Stock received upon such conversion shall be subject to the terms of this Lock-Up Agreement and (h) sell or dispose of shares of Miragen Capital Stock in the Merger; provided that, with respect to each of clauses (a)-(c), no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Lock-Up Period (other than in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Signal Common Stock following such individual’s termination of employment with Miragen or Signal (or termination of such individual’s service as a member of the board of directors of Miragen or Signal) that would otherwise expire during the Lock-Up Period, provided that reasonable notice shall be provided to Miragen and Signal prior to any such filing, and provided, further, that, for the avoidance of doubt, the underlying shares of Signal Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement).

3.            As used in this Lock-Up Agreement, the term “Lock-Up Period” shall mean from and after the date hereof until the earlier to occur of (a) 180 days after the Closing Date or (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise. Upon termination or expiration of the Lock-Up Period, this Lock-Up Agreement shall terminate and be of no further force or effect and no party shall have any further obligations or liabilities hereunder; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Lock-Up Agreement or acts of bad faith prior to termination hereof.

Securityholder also agrees and consents to the entry of stop transfer instructions with Miragen’s or Signal’s transfer agent and registrar against the transfer of the Locked-Up Securities, except in compliance with this Lock-Up Agreement.  In furtherance of the foregoing, Signal, Miragen and their respective transfer agents are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.  An attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the stock transfer books of Miragen or Signal.

Securityholder understands that Miragen will proceed with the Merger in reliance on this Lock-Up Agreement. Moreover, Securityholder understands and agrees that Miragen is relying upon the accuracy, completeness, and truth of Securityholder’s representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.

Securityholder hereby represents and warrants that Securityholder has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of Securityholder shall be binding upon the successors, assigns, heirs or personal representatives of Securityholder.

Securityholder agrees that this Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would cause the laws of another jurisdiction to apply.  In respect of any action or suit arising out of or relating to this Lock-Up Agreement, Securityholder hereby: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) irrevocably waives the right to trial by jury.

Securityholder agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any prior investor rights agreement, prior registration rights agreement, prior market standoff agreement or any other prior lock-up or similar prior agreement to which Securityholder and Miragen may be a party, this Lock-Up Agreement supersedes such prior agreement.

This Lock-Up Agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.  All capitalized terms used in this Lock-Up Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

(Signature Page Follows)

Very truly yours,

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing
on Behalf of an Entity)

[Signature Page to Lock-up Agreement]